Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), dated June 18, 2021, between Motorsport Games Inc. (“Employer”) and Dmitry Kozko (“Executive”), amends the existing Employment Agreement, made and entered into, effective as of January 1, 2020 (the “Employment Agreement”), between Employer and Executive. Capitalized terms used in this Amendment that are not defined herein shall have the definition for such capitalized terms set forth in the Employment Agreement.

WHEREAS, paragraph (a) of Section 5.3 of the Employment Agreement contains provisions that, among other things, provide for a stock option grant award to Executive equal to 2% of the outstanding shares of Class A Common Stock of Employer at the time of an IPO of Employer that establishes an initial market value of Employer of at a least $100 million (based on the IPO per share price); and

WHEREAS, paragraph (b) of Section 5.3 of the Employment Agreement contains provisions that, among other things, provide for additional stock option awards to Executive over time following the IPO for each $50 million increase in the market value of Employer from an assumed initial market value at the time of the IPO of $100 million up to a market value of $1 billion, based on the average closing trading price for the shares of Class A Common Stock of Employer for any 60 consecutive calendar days; and

WHEREAS, paragraphs (a) and (b) of Section 5.3 of the Employment Agreement were intended by the parties to the Employment Agreement to incentivize Executive by providing stock option awards to Executive for his important and valuable contribution to (i) a successful IPO of Employer that established an initial market value of Employer of at least $100 million (based on the IPO per share price) and (ii) subsequent $50 million increases from time to time in such market value from $100 million; and

WHEREAS, on January 13, 2021, Employer consummated an IPO at an IPO price of $20.00 per share of Class A Common Stock, which established an initial market value of Employer of $215.6 million (based on the IPO price), which initial market value was more than double the $100 million IPO market value of Employer upon which the stock option award provisions set forth in paragraphs (a) and (b) of Section 5.3 of the Employment Agreement were based; and

WHEREAS, on January 13, 2021, Employer granted to Executive a stock option award in accordance with the provisions of paragraph (a) of Section 5.3 of the Employment Agreement covering 203,333 shares of Class A Common Stock of Employer, which was equal to 2% of the outstanding shares of Class A Common Stock of Employer at the time of the IPO of Employer; and

WHEREAS, Employer and Executive wish to clarify the proper interpretation of the stock option award provisions set forth in paragraphs (a) and (b) of Section 5.3 of the Employment Agreement based on the intent of Employer and Executive at the time of execution and delivery of the Employment Agreement and to make appropriate changes to such provisions to reflect such intent; and

WHEREAS, Section 13.5 of the Employment Agreement permits the Employment Agreement to be amended by amendment in writing signed by each party to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Employer and Executive agree to amend the Employment Agreement as follows:

1.	In recognition of Executive’s significant contribution to the successful consummation of the January 13, 2021 IPO of Employer that established an initial market value of Employer of $215.6 million (based on the IPO per share price), Employer shall grant Executive an additional stock option award covering an additional 150,000 shares of Class A Common Stock of Employer (representing 1.29% of the outstanding shares of Class A Common Stock of the Employer on the date of this Amendment). Such option shall be awarded under the Motorsport Games Inc. 2021 Equity Incentive Plan as of the close of business on June 18, 2021, shall vest in three equal instalments over a three-year period in accordance with the provisions of paragraph (c) of Section 5.3 of the Employment Agreement and shall expire on June 18, 2031. The per share exercise price for the option shall be equal to the higher of (i) the IPO price for the Class A Common Stock of Employer of $20.00 per share or (ii) the per share closing price for shares of Class A Common Stock of Employer on June 18, 2021.

2.	The chart in paragraph (b) of Section 5.3 of the Employment Agreement is hereby amended to delete (i) the Employer’s Market Cap Targets of $150,000,000 and $200,000,000, and (ii) the related stock option awards associated with such Employer’s Market Cap Targets. All other Employer’s Market Cap Targets in such chart and the related stock option awards associated with such Employer’s Market Cap Targets in paragraph (b) of Section 5.3 of the Employment Agreement remain unchanged and in full force and effect.

3.	Except as specifically amended by this Amendment, all other provisions of the Employment Agreement remain unchanged and in full force and effect.

4.	This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

5.	This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

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ACCEPTED AND AGREED BY THE PARTIES ON THE DATE SET FORTH ABOVE.

MOTORSPORT GAMES, INC.

By	/s/ Jonathan New	/s/ Dmitry Kozko
DMITRY KOZKO
Name:	Jonathan New

Its:	Chief Financial Officer

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